Exhibit 10.5

SECOND AMENDMENT TO

OPERATING AGREEMENT OF

THE NEW YORK TIMES BUILDING LLC

(a New York limited liability company)

SECOND AMENDMENT TO OPERATING AGREEMENT OF THE NEW YORK TIMES BUILDING LLC (this “Amendment”) dated this 15th day of August, 2006 by and between FC EIGHTH AVE., LLC, a Delaware limited liability company, having an office at One MetroTech Center North, Brooklyn, New York 11201 (“FC Member”), and NYT REAL ESTATE COMPANY LLC, a New York limited liability company, having an office at 229 West 43rd Street, New York, New York 10036 (“NYTC Member”).

WHEREAS:

A.            FC Lion LLC, a New York limited liability company (“Original FC Member”) and NYTC Member formed a limited liability company under the name of The New York Times Building LLC (the “Company”) and in connection therewith executed the Operating Agreement of the Company dated December 12, 2001 (the “Agreement”), which was thereafter amended by a First Amendment dated June 25, 2004 (the “Amendment”; and as so amended, the “Operating Agreement”); and

B.            The Company is developing a certain building and improvements on the land known as and having a street address of 620 Eighth Avenue, New York, New York; and

C.            Immediately prior to the execution of this Amendment, the Company subjected its interest in said land and improvements to the provisions of Article 9-B of the Real Property Law of the State of New York pursuant to that certain Declaration of Leasehold Condominium Establishing Plan of Leasehold Condominium Ownership of Premises Known as and Having a Street Address of 620 Eighth Avenue, New York, New York; and

D.            The Operating Agreement had contemplated that said interest in land and improvements would not be subjected to said Condominium Declaration until, among other things, the Completion Date (as defined in the Operating Agreement) has occurred; and

E.             At the request of Original FC Member, the Members are subjecting the land and improvements to said Condominium Declaration notwithstanding that the Completion Date has not yet occurred; and

F.             Immediately prior to the execution of this Amendment, Original FC Member has assigned to New FC Member all of Original FC Member’s membership interest in the Company pursuant to that certain Assignment and Assumption of Membership Interest dated of even date herewith (the “Assignment”); and

G.            As a result of the early recording of the Condominium Declaration, the Members have agreed to certain additional remedies in the event FC Member is the “Defaulting Member”, as such term is defined in Section 3.04(a) of the Operating Agreement; and

H.            The Members have reallocated between them certain space within the Improvements, including 1,163 square feet on the 28th Floor from FC Member to NYTC Member and 1,689 square feet on the 51st Floor from NYTC Member to FC Member; and

I.              The Members have agreed that 10,000 square feet of Floor Area Ratio (“FAR”) located on the roof of the Improvements is to be characterized as FC Special Limited Common Areas in the Condominium Declaration; and

J.             As a result of all of the foregoing and certain other matters as hereinafter set forth, the Members desire to modify the Operating Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Members, the Members agree to modify the Operating Agreement as follows:

1.             Defined Terms.  All capitalized terms used herein shall have the same meaning ascribed to them in the Operating Agreement unless otherwise defined herein.

2.             Condominium Units.

(a)           Section 1.51 of the Agreement is amended and restated as follows:  “FC Member Space” means the “FC Collective Unit” as defined in the Condominium Declaration.

(b)           Section 1.87 of the Agreement is amended and restated as follows:  “NYTC Member Space” means the “NYTC Collective Unit” as defined in the Condominium Declaration.

(c)           Section 1.101 of the Agreement is amended and restated as follows:  “Retail Space” means the “Retail Unit” as defined in the Condominium Declaration.

(d)           Section 1.116 of the Agreement is amended and restated as follows: “SPU” means the “SPU Unit” as defined in the Condominium Declaration.

(a)           References in the Agreement to “common areas” shall hereafter mean the “Common Areas” as defined in the Condominium Declaration.

3.             Land Share; Percentage Interest.

(a)  The Members acknowledge that the Land Share, as defined in Section 1.73 of the Agreement, of FC Member is and has been 42.5877 % and the Land Share of NYTC Member is and has been 57.4123%.  The Land Shares shall be further adjusted as provided in Section 1.73 of the Agreement.

(b)  The Members acknowledge that the Percentage Interest, as defined in Section 1.93 and 3.03 of the Agreement, of FC Member is and has been 42.2842% and the Percentage Interest of NYTC Member is and has been 57.7158%.  Said Percentage Interests shall be further adjusted as provided in Section 3.03 of the Agreement.

4.             Capital Contributions. The Members shall continue to be obligated to make Capital Contributions in accordance with the provisions of the Operating Agreement, notwithstanding the recording of the Condominium Declaration.  In any circumstances under Section 3.04 of the Operating Agreement wherein NYTC Member would have the right to acquire the interest of FC Member in the Company without further payment by NYTC Member to any Person, NYTC Member shall also have the right, at its election, to acquire all of the membership interests of FC 42 Hotel, LLC in FC Member without further payment by NYTC Member to any Person.  Concurrently herewith, in order to effectuate the provisions of the immediately preceding sentence, (i) the operating agreement of FC Member is being amended and restated, and (ii) FC 42 Hotel, LLC is entering into a Pledge and Assignment Agreement in favor of NYTC Member pledging its membership interests in FC Member.

5.             Conversion Date Actions.  The actions set forth in Section 6.02 of the Agreement in clauses (i), (ii) and a portion of (vi) (regarding the appointment of the initial managers of the condominium and the incorporation of the condominium association), have either been waived or taken place simultaneously herewith and said clauses are deleted from said Section 6.02.  Until the Conversion Date, and except as provided in this Amendment to the contrary, the Operating Agreement (and not the Condominium Declaration) shall govern the Members’ respective rights and obligations with respect to the Project.

6.             Signage.  Section 5.10 (c) of the Agreement is amended and restated as follows: All matters relating to Signage shall be subject to the terms of the Ground Lease (including without limitation DUO) and the Condominium Declaration.

7.             Condominium Declaration.  Section 15 of the Amendment is hereby deleted and the Members acknowledge that the NYTC Member right of first offer to lease is in accordance with the Condominium Declaration.

8.             Rooftop Space.  Simultaneously herewith, FC Member will make a payment to NYTC Member of $469,758.92.  In consideration of such payment, 10,000 square feet of FAR located on the roof of the Improvements and more particularly designated on the Plans (as defined in the Condominium Declaration) shall become a FC Special Limited Common Element as defined in the Condominium Declaration.

9.             Assignment of FC Member Interest.  NYTC Member hereby consents to the assignment by Original FC Member to FC Member.  From and after the date hereof (but without limiting FC Member’s assumption of all obligations and liabilities of Original FC Member under the Operating Agreement, including those accruing prior to the date hereof), “FC Member” shall mean FC Eighth Ave., LLC.  As a result of the Assignment, INGREDUS Site 8 South LLC is no longer a member of FC Member.  From and after the date hereof, all references in the Operating

Agreement to “ING Bank,” “ING Entity” and “ING Vastgoed” and all provisions applicable to or benefiting such parties are hereby deleted.

10.           Operating Agreement Ratified.  In all other respects, except as modified hereby, the Operating Agreement remains unmodified and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and date first above written.

FC EIGHTH AVE., LLC, a Delaware limited liability company

By:	FC 42 Hotel LLC, a Delaware limited liability company, its managing member

	By:	FCDT Corp., a New York corporation, its managing member

		By:	/s/ David L. Berliner
Name: David L. Berliner
Title: Sr. Vice President

NYT REAL ESTATE COMPANY LLC, a New York limited liability company

By:	/s/ Kenneth Richieri
Name: Kenneth Richieri
Title: Manager